Exhibit 99.1

For Immediate Release

October 9, 2015

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2015, of $699,000, or $0.40 per share of common stock, basic, and $0.39 per common share, diluted, compared to net income of $856,000, or $0.48 per share of common stock, basic, and $0.47 per common share, diluted, for the three months ended September 30, 2014. The Company reported unaudited net income of $2,322,000, or $1.31 per share of common stock, basic and $1.30 per common share, diluted, for the nine months ended September 30, 2015, compared to net income of $2,321,000, or $1.29 per common share, basic and diluted, for the nine months ended September 30, 2014. Basic per share information for the three and nine months ended September 30, 2015, is based upon 1,765,873 and 1,771,810 average shares outstanding, respectively, compared to 1,795,252 and 1,795,007 average shares outstanding, respectively, during the same periods in 2014.

Net income decreased $157,000 to $699,000 during the third quarter of 2015, as compared to the third quarter of 2014. The decrease in net income reflected decreases of $30,000 in net interest income and $32,000 in noninterest income and increases of $110,000 in noninterest expense and $15,000 in provision for loan losses, partially offset by a decrease of $30,000 in income taxes.

Net interest income decreased $30,000 to $2.6 million during the third quarter of 2015, reflecting decreases of $116,000 in interest income and $86,000 in interest expense, as compared to the third quarter of 2014. For the three months ended September 30, 2015 our net interest margin was 3.59% compared to 3.61% for the three months ended September 30, 2014. The ratio of interest earning assets to interest bearing liabilities at September 30, 2015 and 2014 was 1.27x and 1.24x, respectively.

The provision for loan losses increased $15,000 to $45,000 during the third quarter of 2015. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $2.9 million, or 1.5% of total loans, at September 30, 2015 to be adequate. At September 30, 2015, nonperforming loans totaled $2.1 million, or 1.1% of total loans.

The decrease of $32,000 in noninterest income to $992,000 during the third quarter of 2015 was primarily due to decreases of $83,000 in gains on the sales of securities and $13,000 in service charges on deposits, partially offset by an increase of $80,000 in commission income. Noninterest expense increased $110,000 to $2.6 million during the third quarter of 2015. The increase in noninterest expense was primarily due to increases of $64,000 in compensation and benefits expense, $27,000 in ATM and bank card expense, $23,000 in data processing expense, and $37,000 in other noninterest expense, partially offset by a decrease of $55,000 in professional fees. The $30,000 decrease in income taxes reflected the lower level of taxable income during the third quarter of 2015, as compared to the third quarter of 2014.

Net income increased $1,000 to $2.3 million during the first nine months of 2015 resulting in an annualized return on assets of 1.02%, compared to 1.00% during the first nine months of 2014. The increase in net income reflected an increase of $121,000 in noninterest income and a decrease of $138,000 in noninterest expense, offset by a decrease of $140,000 in net interest income and increases of $20,000 in provision for loan losses and $98,000 in income taxes.

The decrease in net interest income to $7.7 million during the first nine months of 2015, compared to the same period of 2014, was due to decreases of $379,000 in interest income and $239,000 in interest expense. The provision for loan losses increased $20,000 to $110,000 during the first nine months of 2015. The increase of $121,000 in noninterest income to $3.1 million during the first nine months of 2015 was primarily due to increases of $133,000 in commission income and $26,000 in net income from mortgage banking operations, partially offset by decreases of $33,000 in gains on sales of securities and $31,000 in service charges on deposits. Noninterest expense decreased $138,000 to $7.5 million during the first nine months of 2015 primarily due to a decrease of $328,000 in professional fees, reflecting a decrease in non-recurring legal and consulting expenses. This decrease in noninterest expense was partially offset by increases of $151,000 in compensation and benefits expense and $39,000 in data processing expense. The increase of $98,000 in income taxes reflected the higher level of taxable income during the first nine months of 2015 as compared to the same period of 2014.

Total assets at September 30, 2015 were $306.3 million compared to $311.9 million at December 31, 2014. Total deposits at September 30, 2015 were $233.3 million, compared to $245.9 million at December 31, 2014. Total stockholders’ equity increased to $46.7 million at September 30, 2015 from $45.0 million at December 31, 2014. The Company reported a book value per share of $26.10 and a tangible book value per share of $24.58 at September 30, 2015. At September 30, 2015, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.2%, 18.5%, 18.5%, and 19.7%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company, and is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2015, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.